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                                                                    EXHIBIT 12.1

                    WINDY HILL PET FOOD COMPANY, INC. (OLD)

                 COMPUTATION OF RATIO EARNINGS TO FIXED CHARGES

                            SELECTED FINANCIAL DATA


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                                                                                          THREE MONTHS ENDED
                                                    TEN MONTHS          YEAR ENDED     ------------------------
                                                ENDED DECEMBER 31,     DECEMBER 28,     MARCH 30,    MARCH 29,
                                                       1995                1996           1996         1997
                                               ---------------------  ---------------  -----------  -----------
Net income...................................              433               1,474           (208)         517
Income taxes.................................              288                 982           (139)         344
                                                         -----               -----          -----        -----
Income before income taxes...................              721               2,456           (347)         861
                                                         -----               -----          -----        -----
Fixed charges:
  Interest expense...........................            1,125               3,800            344        1,207
  Amortization of deferred financing costs...               67                 259             31           98
  Amortization of portion of rental
    expense..................................              207                 248             83           83
                                                         -----               -----          -----        -----
Total fixed charges..........................            1,399               4,307            458        1,388
                                                         -----               -----          -----        -----
Earnings before income taxes and fixed
  charges....................................            2,120               6,763            111        2,249
                                                         -----               -----          -----        -----
                                                         -----               -----          -----        -----
Ratio of earnings to fixed charges...........             1.52                1.57         --             1.62
                                                         -----               -----          -----        -----
                                                         -----               -----          -----        -----
Deficiency of earnings to cover fixed
  charges....................................           --                  --          $     347       --
                                                         -----               -----          -----        -----
                                                         -----               -----          -----        -----
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